UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2016

Industrial Property Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-55376	61-1577639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

Industrial Property Trust Inc. (the “Company”) held its 2016 Annual Meeting of Stockholders on June 17, 2016 (the “Annual Meeting”). Of the 121,896,081 shares of common stock issued and outstanding as of the record date, 72,770,763 shares of common stock (approximately 60%) were present or represented by proxy at the Annual Meeting. At the Annual Meeting, the Company’s stockholders (1) elected the six nominees listed below to serve as directors until the 2017 annual meeting of stockholders and until their respective successors are duly elected and qualify, and (2) ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The voting results are as follows:

1. Election of six directors to serve on the board of directors of the Company until the 2017 annual meeting of stockholders and until their respective successors are duly elected and qualify:

Director Nominee	For	Against	Withheld
Evan H. Zucker	43,334,778	—	1,084,921
Dwight L. Merriman III	43,330,312	—	1,089,387
Marshall M. Burton	43,339,668	—	1,080,031
Charles B. Duke	43,363,365	—	1,056,334
Stanley A. Moore	43,281,679	—	1,138,020
John S. Hagestad	43,327,162	—	1,092,537

The Company received 28,351,064 broker non-votes for each of the six director nominees. Broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker holding shares of the Company’s common stock for a beneficial owner is present at the meeting, in person or by proxy, and entitled to vote, but does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. A broker non-vote is not an indication of how the beneficial owner would have voted; it simply means that the beneficial owner did not instruct the broker as to how to vote his or her shares.

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016:

For	Against	Withheld
70,784,571	390,762	1,595,430

The Company did not receive any broker non-votes for this proposal because the brokers had discretionary voting power with respect to this proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL PROPERTY TRUST INC.

June 20, 2016	By:	/s/ THOMAS G. MCGONAGLE
Name: Thomas G. McGonagle
Title: Chief Financial Officer

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